Exhibit 5.1

March 14, 2011

Marina Biotech, Inc.

3830 Monte Villa Parkway

New York, NY 10036

RE:	Marina Biotech, Inc.

Ladies and Gentlemen:

We have acted as legal counsel to Marina Biotech, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale from time to time by the selling stockholders of up to 2,518,929 shares (the “Shares”) of the Company’s common stock, par value $0.006 per share. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 14, 2011 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issue and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and the Shares are validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus included within the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pryor Cashman LLP